Exhibit 99.1

For Immediate Release

BSD Medical to Present Its Systems at China Medical Equipment Fair, Asia’s Largest Medical Device Event

SALT LAKE CITY, Utah October 8, 2008—BSD Medical Corporation (NASDAQ:BSDM) announced today that the company will present its BSD-2000 hyperthermia therapy system as well as its MicroThermX-100 ablation system (which is being prepared for SFDA submission in China) at the 2008 China Medical Equipment Fair (CMEF) from October 29 through November 1, 2008 in Suzhou, China. The company’s objective at CMEF is to leverage the growing clinical interest in the use of BSD Medical’s systems in China.

The China Medical Equipment Fair is not only the largest medical device event in China, but also in all of Asia.  CMEF attracts over 50,000 doctors and hospital administrators.  This fair is very important to BSD Medical and its Chinese distributor, Dalian Orientech, in order to continue building on its successes in China.  Great interest continues in the BSD-2000 as the premier hyperthermia cancer treatment system in China.

The BSD-2000 delivers precision-focused RF energy into cancerous tumors, including those located deep in the body, raising the tumor temperature to levels used to administer hyperthermia therapy and destroy cancer cells with heat along with increasing the effectiveness of radiation therapy. Some of the hospitals in China that have BSD-2000 systems are (as well as treating multiple other cancers) conducting research on the treatment of lung cancer.  This research is of keen interest because lung cancer cases continue to increase in many parts of the world, and it is the most prevalent cancer in China.

About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company’s systems have been designed to kill cancer through heat alone, and as companion therapies to improve the combined results when used along with radiation treatments. For further information visit BSD Medical's website at www.BSDMedical.com.

###
Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.